                               SUBLEASE AGREEMENT

        This Sublease Agreement (the 'Sublease') is entered into by and between Ambord Corporation, a California corporation ('Sublessor') and Hauppauge Record Manufacturing Company, a New York corporation, and its parent company, Allied Digital Technologies, a Delaware corporation, (hereinafter referred to jointly and severally as 'Sublesse').

                                    Recitals

         A. Sublessor is presently the lessee of the Premises pursuant to the Master Lease. A copy of the Master Lease is attached to this Sublease as Exhibit A and incorporated into by this reference.

         B. Sublessor desires to sublease the Premises to Sublessee and Subleasee desires to sublease the Premises from Sublessor, subject to the terms, covenants, and conditions set forth below.

         C. Sublessor leases to Subleasee and sublessee hires from Sublessor the following described together with the appurtenances, situated at 480 Valley Dr. in the City of Brisbane, County of San Mateo, State of
California: a free standing single story 22,160 square foot building located on Industrially zoned Assessors Parcel Number 005-241-160 consisting of approximately 54,896 square feet of improved land (hereafter referred to as 'the premises').

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

         1. Sublease. Sublessor hereby subleases to Sublessee, and Subleasee hereby subleases from Sublessor, the Premises for the Term, and upon all of the terms, covenants and conditions as set forth in the Master Lease and in accordance with the entire remaining term thereof- eleven (11) years and one (1) month. Except as provided herein, the terms and conditions of the Master Lease shall apply to the parties hereto.

         2. Condition of Premises/Inspections. Sublessor shall deliver to Sublessee the premises with professionally cleaned carpets, restrooms sanitized and the warehouse broom swepted. Sublessee shall be solely responsible for conducting any inspections it may deem necessary or appropriate in determining whether to enter this Sublease. Subleases may, prior to the Effective Date, conduct an investigation of the Premises and the physical condition thereof, including accessibility and location of utilities, improvements, existence of hazardous materials, including but not limited to asbestos, asbestos containing materials, polychlorinated biphenyls (PCB), and underground tanks which in Sublesse's judgment might affect or influence Sublessee's use of the Premises or Sublessee's willingness to enter into this Sublease. Except for the seismic condition of the building, Sublessee subleases the Premises to Sublessee on an "AS IS BASIS", and Sublessee acknowledges that except for the disclosure letter dated March 26, 1997, Sublessor has made no representations of any kind in connection with soils, improvements, or physical conditions on, or bearing on, the use of the Prerm@ses, whether express or implied. Sublessee further acknowledges and agrees that neither Sublessor nor Lewor shall be required to perform any work of construction, alteration or maintenance of or to the Premises.

         3. Sublease Subject to Master Lease.

                  a. Inclusions. This Sublease shall be subject to, and there shall be incorporated herein by reference, all of the terms, covenants and conditions of the Master Lease, except as excluded in Section 4.b. below and except to the extent such terms, covenants and conditions conflict with the provisions of this Sublease, in which case the provisions of this Sublease shall govern and control. It is understood and agreed that the term 'Lessee,' as used in the Master Lease refers to 'Sublessee' hereunder, and, subject to Section 5 of this Sublease, the term 'Lessor' shall refer to 'Sublessor' hereunder. Sublessee shall assume all of the obligations and perform all of the duties of Sublessor as lessee under the Master Lease with respect to the Premises. Sublessee shall not commit or permit to be committed any act or omission which shall violate any terms, covenants or conditions of the Master Lease. An event of default under the Master Lease shall constitute an event of default hereunder, and Sublessor may exercise any or all remedies provided for in the Master Lease against Sublessee in such an event, including, but not limited to, termination hereof.

                  b. Exclusions. The terms and provisions of the following sections and portions of the Master Lease are not incorporated into the Sublease:

                           (1)      Base Rent.  Beginning on July 1, 1997, the
sublessee shall pay to Sublessor as provided herein and further defined in Paragraph 4.1 of the Master Lease, the Base Rent of Thirteen Thousand Two Hundred and Ninety Six Dollars ($13,296.00 or $.60 per square foot) for the balance of the initial year and through to November 30, 1998. Thereafter the Base Rent shall be increased as provided in Section 1.5.1 of the Master Lease Addendum.

                           (2)      Rate Adaustments.  The Base Rent Adjustments
of the sublease shall be as defined Section 1.5.1 of the Master Lease Addendum, with the additional provision at each Adjustment Date defined therein, that each adjustment shall be capped at a maximum of six percent (6%) and a minimum of two percent (2%) annually but effective every three (3) years.

                             (3)    Lessees Right of First Refusal.  If
Sublessor does not indicate it's agreement to purchase Premises as provided in
Section 49 of the Master Lease, Sublessor shall give notice to Sublessee of the terms Lessor is willing to sell premises within eight (8) days of receipt of such notice. Sublessee shall have eight (8) days of receipt of Sublessor's notice to indicate it's agreement to purchase. Lessor shall thereafter have the right to see the Premise as provided in the Master Lease, Section 49.


                    C. Time for Notice. The time limits provided for in the provisions of Master Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease, by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublessor or Sublessee, as the case may be, within the time limit specified in the Master Lease. If the Master Lease allows five (5) days or less for Sublessor to perform any act, or to undertake to perform such act, or to correct any failure relating to the Premises or this Sublease, then Sublessee shall nevertheless be allowed three (3) days to perform such act, undertake such act and/or correct such failure, except with respect to Section 3.b(3) hereof.

           4. Use. The Premises shall be used in accordance with the Master Lease, and for no other purpose or business.

           5. Assignment and Subletting. Any assignment of this Agreement or sublease of the Premises shall be in accordance with the provisions of the Master Lease, and Sublessor agrees that it will not unreasonably withhold consent as required by the Master Lease.

           6. Repairs and Maintenance. Except as to any material costs or compliance with any requirement to seismically upgrade the premises, Sublessee shall keep the Premises in safe condition, and in good order and repair at all times during the Term at Sublessee's sole cost and expense. Sublessee shall, at Sublessee's sole expense, repair any area damaged by Sublessee, Sublessee's agents, employees and visitors. Sublessee acknowledges that Sublessor is under no duty to make repair or improvements to the Premises. At the end of the Term, Sublessee shall surrender to Sublessor the Premises and all alterations thereto in the same condition as when received, ordinary wear and tear and damage by fire, earthquake, act of God or the elements excepted.

           7.     Insurance Policies; Indemnification.

                    a. Sublessee's Insurance Policies. During the Term, Sublessee shall procure and maintain in full force and effect and at Sublessee's sole cost and expense the following policies of insurance. All policies of insurance required to be maintained by Sublessee hereunder shall name Sublessor and Lessor as additional insureds and shall be issued by insurance companies approved by Sublessor. In the event the premium for any policy required hereunder is increased by reason of any act or omission of Sublesm or its general partners, agents or employees, Sublessee shall be responsible to pay when due, as Additional Rent, such increases.

                    (1) Liability. A policy or policies of comprehensive general liability insurance, insuring Sublessee's activities and those of Sublessee's employees, agents, licensees and invitees with respect to the Premises against loss, damage or liability for personal injury or death of any person or loss or damage to property occurring on the Premises or as a result of occupancy of the Premises, with a limit of not less than those provided for in the Master Lease.


                             (2)    All Risk and Extended Coverage of
Sublessee's Improvement and Property. A policy or policies of all risk property, and extended coverage insurance in an amount equal to one hundred percent (100%) of the full insurance replacement value (without deduction for depreciation) of Sublessee's leasehold improvements and any alterations thereto, trade fixtures, equipment, merchandise, and other personal property.

                             (3)    Workers' Compensation and Employees'
Liabilities. A policy or policies of workers compensation and employee liability insurance in adequate amounts as required by law.

                    b. Fire and Extended Coverage of Building. Sublessor shall obtain and maintain complete fire and extended coverage insurance as required under the Master Lease.

                    C. Waiver of Subrogation. Any policy or policies of fire, extended coverage or similar casualty insurance which either party obtains in connection with the Promises, shall, to the extent the same can be obtained, include a clause or endorsement denying the insurer any rights of subrogation against the other party. Sublessee and Sublessor hereby waive any rights of recovery against the other for injury or loss due to hazards covered by fire, extended coverage or similar casualty insurance, which either party obtains in connection with the Premises, to the extent of the injury or loss covered thereby and so long as the aforsaid waiver of subrogation is in effect, or to the extent such injury or loss would have been covered and such waiver of subrogation would have been in effect if such insurance and clause had been obtained as required hereunder.

d. Insurance Certifirates. Sublessee shall fumish to Sublessor a certificate of insurance issued by the insurance carrier of each policy of insurance required to be obtained by Sublessee hereunder upon the Effective Date aad thereafter within thirty (30) days prior to the expiration of any policy required to be maintained by Section 14(a) above. Each such certificate shall expressly provide that the policy evidenced thereby shall not be cancelled, subject to reduction of coverage or otherwise modified except after (30) days prior written notice to all parties named as insureds therein.

                    e. Indenmifiration of Sublessor. Sublessee shall indemnify, defend by counsel acceptable to Sublessor, and hold Sublessor and their employees, agents and any other person acting on their behalf harmless from and against any and all liabilities, penalties, losses, damages, costs and expenses, demands, causes of action, claims or judgments arising out of or in connection with any injury to persons or damage to property occurring (1) in, on or about the Premises; (2) as a result of any accident or other occurrence occasioned by an act or omission of Sublessee, Sublessee's officers, employees, agents, servants, subtenants, concessionaires, contractors or visitors; (3) during Sublessee's term from the use, maintenance, occupation or operation of the Premises, including the use, presence, disposal, storage, generation or release of any `hazardous materials,' 'hazardous substances,' 'hazardous wastes' or 'toxic substances' as those terms may be defined in any federal, state or local legislation currently existing or enacted in the future; (4) any breach or default by Sublessee of any of the terms, covenants or conditions on its part to be observed or performed under this Sublease; and/or (5) all legal costs and charges, including reasonable attomey's fees, in connection with such matters and the defense of any action arising out of the same or in discharging the. Premises from any and all liens, charges or judgments which may accrue or be placed thereon by any reason of any act or omission of Sublessee. The provisions of this Section 14(d) shall survive the expiration or earlier termination of this Sublease. To the extent of any occupancy of the premises by Sublessor after the date hereof, Sublessor agrees to hold harmless, defend and indemnify Sublessee from and against any liability arising from such occupancy.

           8. Default and Remedies. This Agreement shall be subject to the same default and remedy provision contained in the Master Lease.

         10.      Miscellaneous.

                    a. Notices. All notices, requests, or demands or payments of any kind required or desired to be given hereunder shall be in writing and shall be deemed to be delivered on the date of delivery if personally served, or forty-eight (48) hours after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested (unless return receipt indicates not delivered) and addressed to Sublessor at Sublessor's Address.

                    b.     Time.  Time is of the essence of this Sublease.

                    c. Entire Aereement. This Sublease contains all of the terms, covenants and conditions between the parties concerning the Premises and shall supersede all prior correspondence, agreements and understanding concerning the Promises, both oral and written. No addition or modification of any term or provision of this Sublease shall be effective unless set forth in writing and signed by both Sublessor and Sublessee.

           d. Successors and Assigns. Subject to the provisions of this Sublease and the Master relating to assigmment, mortgaging and subletting, this Sublease shall bind the heirs. executors, administrators, successors and assigns of any and all of the parties hereto.

                    e. Authority. Each individual executing this Sublease on behalf of Sublessee represents and warrants that he or she is duly authorized to execute and deliver this Sublease on behalf of Sublessee, and that this Sublease is binding upon Sublessee in accordance with its terms. Sublessor, as a condition precedent to this Sublease, may require corporate or partnership resolutions as are reasonably necessary to establish the authority of Sublessee to execute this Sublease.

                    f. Attorneys' Fees. If any party commences an action or arbitration proceeding against the other party arising out of or in connection with this Sublease, the prevailing party shall be entitled to re--over from the losing party the cost and expenses of such action, including reasonable attorneys' fees and court and arbitration costs.

                    g.     Governing Law.  This Sublease shall be governed by

and construed in accordance with the laws of the State of California.

                    h. Captions. All captions and headings in this Sublease are for the purposes of reference and convenience and shall not limit or expand the provisions of this Sublease.

                    i. Counterparts. This Sublease may be entered into in counterparts. each of which shall be deemed an original but both of which together shall be deemed a single agreement.

j.       Brokers.   The following real estate brokers and brokerage
relationships exist relative to this Sublease transaction and are consented to by the parties and any commissions related to same will be paid by the responsible parties in accordance with the terms and conditions of separate agreements between Sublessor and Sublessee, respectively, as well as BT Commercial, M.V.P. Management and Grubb & Ellis, as the case may be.

         11. Consent of Lessor. This agreement is subject to the prior written consent of San Bruno Associates, Lessor on the Master Lease, accordance with the attached Consent.

Dated                                   Dated:

Sublessor                               Sublessees

Ambord Corporation                      Hauppauge Record Manufacturing Company,
                                        a New York corporation

By                                      By

Address:   P.O. Box 619'                Address:    140 Fell Ct.
           Orinda, CA 94563                         Hauppauge, NY 11788
           (415) 467-4500                           (516) 232-2323



                                        Allied Digital Technologies,
                                        a Delaware corporation

                                          By --.

                                        Address:    140 Fell Ct.
                                                    Hauppauge, NY 11788
                                                    (516) 232-2323

                                       4-

                               SUBLEASE AGREEMENT

                                SUMMARY OF TERMS

Term:                               Eleven (11) years and one (1) month in
                                    accordance with the Master Lease.

Sublessor:                          Ambord Corp.

Sublessor's Address:                P.O. Box 619
                                    Orinda, CA 94563

Sublessee:                          Hauppauge Record Manufacturing Company
                                    Allied Digital Technologies

Sublessee's Address:                140 Fell Ct.
                                    Hauppauge, NY 11788

Premises:                           Sublessor leases to Sublessee and Sublessee
                                    hires from Sublessor the following described together with appurtenances, situated at 480
                                    Valley Dr. in the City of Brisbane, County of San Mateo, State of California: a free standing single story 22,160 square, foot budding located on industrially zoned
                                    Assessors Parcel Number 005-241-160
                                    consisting of approximately 54,886 square feet of improved land.

Permitted Uses:                     any lawful use

Base Rent:                          $13,296 plus adjustments

Occupancy Date:                     June 1, 1997

Rental Commmencement Date:          July 1, 1997

Security Deposit:                   None

Master Lease:                       Dated December 1, 1993 by and between Ambord
                                    Corporation and San Bruno Associates

Lessor:                             San Bruno Associates

Lessor's Address:                   1ll Pine Street
                                    San Francisco, CA

Effective Date:                     Upon mutual execution of Sublease

Expiration Date:                    June 30, 2008, as provided in the Master
                                    Lease

                              Addendum to Sublease


                               Dated April 21,1997
                                 for premises at
                       480 Valley Dr., Brisbane California

This Addendum to Sublease dated April 21, 1997, is entered into by and between Ambord Corporation, A California Corporation ('Sublessor') and Hauppauge Record Manufacturing Company, a New York Corporation, and it's parent company Allied Digital Technologies, a Delaware Corporation (hereinafter referred to jointly and severally as "Sublessee").

      3.b. (1) a. Additional Rent:

The Base Rent shall be increased by Two and One-half cents ($.02.5) per square foot bringing the total Base Rent to Thirteen Thousand Eight Hundred and Fifty Dollars ($13,850.00 or $.62.5 per square foot) for the term of the Sublease for Sublessee's purchase from Sublessor of an additional 600 amp electrical power box as required delivered a minium of six (6) weeks from the date requested, the Steelcase panel systems with surfaces and pedestals which are completely set-up with electrical power and phone lines, and the existent Pac-Tel Series 100 phone system and intercom system. This increase of Base Rent will commence on January 1, 1998, and continue through the term of the Sublease subject to the provisions in the Master Lease and 3.b.(2) of the Sublease.

SUBLESSOR                                SUBLEESSEES

AMBORD CORPORATION,                      HAUPPAUGE RECORD,
a California corporation                 MANUFACTURING COMPANY,
                                         a New York corporation

  By                                     By

  Name:                                  Name:Charles Kavanagh

  Title:                                 Title: Executive Vice President
Address:     P.O.Box 619                 Address:    140 Fell Ct-
             Orinda, Ca. 94563                       Hauppauge, NY 11788
             (415) 467-4500                          (516) 232-2323

Date:                                    Date:-  May 29, 1997

                                         ALLIED DIGITAL TECHNOLOGIES,
                                         a Delaware corporation

                                         By
                                         Name: Charles Kavanagh

                                         Title:   Executive Vice President
                                         Address:    140 Fell Ct.
                                                     Hauppauge, NY 11788
                                                     (516) 232-2323

                                         Date: -May 29, 1997

LANDLORD.


SAN BRUNO ASSOCIATES,
A California General Partnership

By

Name:

Title:

Address:          111 Pine St. Suite 1250
                  San Francisco, Ca. 94111
                  (415) 990-0490
Date: